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This filing consists of the transcript of the investor conference call held on July 22, 2005 at 8:30 a.m. CDT (9:30 a.m. EDT), relating to the Agreement and Plan of Merger, dated as of July 21, 2005, by and among Express Scripts, Inc., Pony Acquisition Corporation, and Priority Healthcare Corporation.

FINAL TRANSCRIPT

Conference Call Transcript

ESRX - Express Scripts, Inc. Merger & Acquisition Announcement

Event Date/Time: Jul. 22. 2005 / 8:30AM CT

Event Duration: 38 min

FINAL TRANSCRIPT

Jul. 22. 2005 / 8:30AM, ESRX - Express Scripts, Inc. Merger & Acquisition Announcement

CORPORATE PARTICIPANTS

David Myers

Express Scripts - VP of IR

George Paz

Express Scripts - President & CEO

Ed Stiften

Express Scripts - SVP & CFO

Dom Meffe

Express Scripts - CEO, CuraScript & SVP, Specialty Pharmacy

Steve Cosler

Priority Healthcare - President & CEO

CONFERENCE CALL PARTICIPANTS

Robert Willoughby

Banc of America Securities - Analyst

Lisa Gill

JPMorgan - Analyst

Larry Marsh

Lehman Brothers - Analyst

Christopher McFadden

Goldman Sachs - Analyst

David Veal

Morgan Stanley - Analyst

John Ransom

Raymond James - Analyst

Andy Speller

A.G. Edwards - Analyst

Ricky Goldwasser

UBS - Analyst

Kemp Doliver

SG Cowen - Analyst

John Kreger

William Blair - Analyst

Matt Perry

Wachovia Securities - Analyst

Michael Baker

Raymond James - Analyst

PRESENTATION

Operator

Good morning. My name is Marvin and I will be your conference facilitator today. At this time I would like to welcome everyone to the Express Scripts conference call to discuss the acquisition of Priority Healthcare. (OPERATOR INSTRUCTIONS) I would now like to turn the call over to Mr. David Myers, the Vice President of Investor Relations. Please go ahead, sir.

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FINAL TRANSCRIPT

Jul. 22. 2005 / 8:30AM, ESRX - Express Scripts, Inc. Merger & Acquisition Announcement

David Myers - Express Scripts - VP of IR

Thank you, and welcome everyone to our conference call this morning. Joining us from Orlando are George Paz, our President and CEO of Express Scripts; Dom Meffe, CEO of CuraScript and our Senior Vice President of Specialty Pharmacy; and Steve Cosler, President and CEO of Priority. With me here in St. Louis this morning is Ed Stiften, Express Scripts’s CFO.

Before we begin I need to read the following statement. Statements or comments made on this conference call may be forward-looking and may include, but are not necessarily limited to, financial projections or other statements of the Company’s plans, objectives, expectations or intentions. These matters involve certain risks and uncertainties. The Company’s actual results may differ significantly from those projected or suggested in any forward-looking statement, due to a variety of factors which are discussed in detail in our recent SEC filings.

At this point I will turn the call over to George Paz to discuss the acquisition.

George Paz - Express Scripts - President & CEO

Thank you David. Good morning everyone. We were very pleased this morning to announce that we have signed a definitive agreement to acquire Priority Healthcare Corporation in a cash transaction for $28 per share or $1.3 billion. Priority is one of the nation’s largest specialty pharmacy and distributor companies.

Specialty pharmacy is the fastest-growing component of prescription drug spend, totaling approximately $35 billion in 2004 and expected to exceed 70 billion in 2008. In January 2004 we acquired CuraScript, and Express Scripts client response to that transaction has been extremely favorable and CuraScript has grown rapidly as our clients continue to request access to expanded products and services to improve the quality of care and affordability of specialty drug therapies.

Priority Healthcare is a leading healthcare services company providing innovative, high-quality and cost-effective solutions for biopharmaceutical companies, complex therapies, related disease treatment programs, and a portfolio of other service offerings for patients, payors, physicians and pharmaceutical manufacturers. The growing number of specialty areas provided by Priority Healthcare includes oncology, fertility, home infusion, hemophilia, pulmonary hypertension and hepatitis C.

The acquisition of Priority will strengthen CuraScript’s position as one of the leaders in the specialty marketplace and reinforces our business model, which is focused on a client-centric patient care models that is built around aligning interests with clients and patients. With combined specialty revenues in excess of $3 billion, we will have an enhanced capacity for providing cost-effective, single-source solutions for a broad range of specialty therapies. Our broad specialty pharmacy product line will have particular strength in oncology, multiple sclerosis, rheumatoid arthritis, hepatitis, fertility, hemophilia, asthma, pulmonary hypertension and psoriasis.

The increase in size and scale resulting from the addition of Priority will strengthen our ability to provide greater affordability, especially drug therapy. Priority has built strong capabilities and managed several key disease states, and clients and patients served by both companies will benefit from the combined expertise and service capabilities.

The addition of Priority should also improve our bargaining position with manufacturers and wholesalers, and allow us to increase the number of preferred contracts we are able to negotiate with plan sponsors due to our reputation and comprehensiveness of our product offering.

In addition to its therapy pharmacy division, Priority has a wholesale distribution division which focuses primarily on oncology. CuraScript will be able to offer a one-stop model which combines a wholesale distribution model with a traditional specialty pharmacy direct-to-patient program which will provide increased flexibility and improved cost savings opportunities to our clients.

At this point I’d like to turn the call over to Ed Stiften who will review the financial implications of this transaction.

Ed Stiften - Express Scripts - SVP & CFO

Thank you George. This $1.3 billion acquisition will be financed from cash on hand and new bank debt, and is expected to close during the fourth quarter of this year subject to customary closing conditions and the expiration of the waiting period under Hart-Scott-Rodino.

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FINAL TRANSCRIPT

Jul. 22. 2005 / 8:30AM, ESRX - Express Scripts, Inc. Merger & Acquisition Announcement

Priority has experienced strong growth in the past, and we expect to realize synergies in the following areas — cross selling key Priority capabilities and therapy classes into Express Scripts’s and CuraScript’s book of business, very similar to what we have done with CuraScript; generating improved drug purchasing discounts to increase specialty drug volumes; and then also growing scale, reducing redundancies, which should help translate into lower cost for our clients and patients, and obviously help improve earnings as well.

Including the write-off of the deferred financing fees this year, in 2005, resulting from the refinancing of the Company’s credit facility, and excluding merger-related expenses expected to be incurred in 2006, the transaction is expected to be diluted to Express Scripts’s 2005 diluted earnings per share by $0.01 and accretive to 2006 by between $0.02 and $0.03. If you exclude the deferred financing fees this year and the merger-related costs next year, then the transaction would be neutral in ‘05 and be between $0.03 and $0.04 accretive in ‘06.

As we have consistently said in the past, our cash priorities are first and foremost that we have very good internal return on invested capital (indiscernible) prospects and returns. We prefer those first. Our second choice is an accretive acquisition. And then our fall-back position has been treasury shares. We have found that accretive acquisition we’ve been looking for and we’re very pleased.

At this point I’m going to return it back to George.

George Paz - Express Scripts - President & CEO

Thank you Ed. I’m very excited about this opportunity to increase our presence in the specialty marketplace, drive better savings to our clients and provide the best patient care. Since joining Express Scripts in 1998, I have been directly involved with our over $2 billion of previous acquisitions. We have been very disciplined in our approach to acquisitions, focusing on both the strategic fit, as well as the financial implications. Our industry leading return on invested capital is a testament to our ability to acquire and integrate major acquisitions, including Value Rx, DPS, NPA and CuraScript. In each case we were able to quickly integrate the new business and pay down the debt in a very short order. The $1.3 billion number of acquisition of Priority fits right in line with the disciplined approach we have taken in the past.

In addition, most of my senior management team has been together for each of these acquisitions. And again, the integration efforts will be led by David Lowenberg, our Chief Operating Officer. Dom Meffe, CEO of CuraScript, will continue to lead our enhanced specialty pharmacy group going forward.

This concludes my prepared comments, and I’d like to now open the call up for questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Robert Willoughby, Banc of America Securities.

Robert Willoughby - Banc of America Securities - Analyst

George, aren’t the majority of Priority’s businesses lower returns than your current PBM and specialty pharmacy operations? I guess I’m struggling to see what was the barrier to organically building what Priority had that was attractive to you?

George Paz - Express Scripts - President & CEO

I’ll actually break this question up into two pieces. I’d like to talk about the strategic importance financially for why we have announced and are going to consummate this deal, and then I’m going to have Dom Meffe talk about the business side of this.

So, first of all, Robert, as you know, we bought CuraScript last year. It had about $300 million of revenue. And since then we’ve grown it to $1 billion. So in 18 months it has had quite a significant growth rate.

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FINAL TRANSCRIPT

Jul. 22. 2005 / 8:30AM, ESRX - Express Scripts, Inc. Merger & Acquisition Announcement

We look at the demands by our clients, and we look at being able to add a significant amount of expertise. Priority has done a very good job in adding a lot of very skilled people. We like — the program fits. We like the opportunity to have a full offering in the oncology business, as well as topping off our expertise and adding significant scale in the marketplace. We believe when we put the two companies together — really one and one is not two, but one and one can be three or more — the scale we bring to the manufacturers, our ability to get preferred contracts, really put this to a much higher level and gives us a significant amount of confidence in being able to execute in the needs of our clients in managing this very expensive drug trend situation.

So at this point I’d like to turn it over to Dom to really talk about the business implications.

Dom Meffe - Express Scripts - CEO, CuraScript & SVP, Specialty Pharmacy

Robert, to break your question into why buy versus organic growth, in some of the additive therapies that Priority brings to this transaction, which would be fertility, the hemophilia, home infusion, and the pulmonary hypertension and pulmonary fibrosis, some of the access to building that organic — or some of the restrictions to building it organically are really access to limited distribution products. And Priority has access to some products that we do not have access to. So that limited our ability organically to grow that.

And then some of the other therapies like fertility, hemophilia, and home infusion, those are still very therapy-specific, localized type sales environments for those. They require a lot of expertise on the ground, a lot of expertise in the clinical environment. And for example, fertility, Priority has built the leading position in fertility in the United States out there. It would be very difficult for someone organically to grow onto the market share through our model currently.

Robert Willoughby - Banc of America Securities - Analyst

I wouldn’t dispute any of that, but I guess that you are diversifying into businesses that are just inherently more capital intensive than what the base PBM or specialty opportunities are. So do I not worry about maybe an ultimate return potential a couple of years out, four years out, five years out, however far you want to go out, that would be lower than what you could have done just by consolidating other PBM assets or more dedicated specialty pharmacy assets? I’m really struggling with infusion therapy and distribution businesses, why those make sense for you.

George Paz - Express Scripts - President & CEO

Let me take a stab, and then I’m going to ask Dom to talk about the infusion and the criticality of that piece of the business. But, Robert, I believe, and it’s my job to prove to you, that we’re very disciplined in our approach to this marketplace. We looked at the time horizon the investments needed and execution risk of growing the business ourselves and trying to get into some of these different product lines.

We like the returns quite nicely. We do have the leading return on invested capital model. And we don’t take that lightly. Since the day I joined the Company, this Company has been very focused on cash flow generation and return to our investors, and that will remain our focus. So we ran that through our models, we looked hard and long at it, And we believe this is the right choice for our shareholders.

To talk about infusion specifically, I will turn back to Dom.

Dom Meffe - Express Scripts - CEO, CuraScript & SVP, Specialty Pharmacy

Sure, and I will talk both on infusion and wholesale.

First, on the infusion side, what excites us there is this is really in response to the additional products in the pipeline that require some type of infusion services, plus we’ve had numerous payor clients seeking some type of solution. Payors are expanding their view of specialty pharmacy to include other services and products beyond what specialty pharmacy was viewed two years ago. And we think by adding infusion into our product line it’s a very compelling one-stop solution for our payor clients.

On the wholesale side, we really think the distribution is an important piece of the biotech supply chain. I think it clearly gives us a service flexibility for products that are best administered in a physician setting and wouldn’t be appropriate to ship to a pharmacy. We also think that could be part of our building block for the future, but it’s a very compelling value prop as we enter the Medicare marketplace as Medicare does exchanges for the oncology market. So both are very positive impacts to our organization.

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FINAL TRANSCRIPT

Jul. 22. 2005 / 8:30AM, ESRX - Express Scripts, Inc. Merger & Acquisition Announcement

Robert Willoughby - Banc of America Securities - Analyst

Just lastly, do you see a need for additional acquisitions or investments to really build out this platform further?

George Paz - Express Scripts - President & CEO

As Ed talked about earlier, our business has been a fairly significant cash generation business. And one of the nice challenges we have are how to deploy that capital to maximize our return to shareholders. I believe the Priority acquisition does a lot for us in rounding out and topping off our business. We will constantly look at opportunities to determine what is the best use of our capital and we will keep you posted.

Robert Willoughby - Banc of America Securities - Analyst

Thank you.

Operator

Lisa Gill, JPMorgan.

Lisa Gill - JPMorgan - Analyst

George, I was wondering if you could talk at all about current relationships that Priority has, for example the Aetna relationship, what will happen there, the Wal-Mart relationship. Have you talked to any of their large customers? Or are there any change of control provisions in place?

And then just secondly, I’m just wondering if, just as a follow-up you talked about the fact that CuraScript has a run rate now of about $1 billion. Is that all running through your mail-order pharmacies, or are you also picking up those scripts that go through retail?

George Paz - Express Scripts - President & CEO

The retail side of the business runs through the retail — through our network side. So (indiscernible) CuraScript $1 billion is actually what CuraScript expense is. So that’s only their business. Over main challenge is to convert — one of our main challenge is to convert that business out of retail and get it into our CuraScript specialty model, which is in my opinion a much more member-centric, member-friendly patient service driven model where you get 24-7 support. So that is our challenge, but that does not included in the CuraScript numbers.

From a — I kind of lost track of the question.

Lisa Gill - JPMorgan - Analyst

The question was on the Priority side. Priority has a joint venture with Aetna and the Wal-Mart relationship. I am just wondering have you had discussions with those large clients of Priority, and what your thoughts are on those relationships.

George Paz - Express Scripts - President & CEO

Lisa, we make it a habit at Express Scripts not to talk about client-specific situations. Clearly when we did our model we made assumptions about retention rates, we made assumptions about new business growth and opportunities, and we took into consideration all the factors that we needed to take into consideration. Our job and the way we will reward our shareholders is to maximize retention and to continue to grow the business. And I would really prefer not to get into a client-specific discussion.

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FINAL TRANSCRIPT

Jul. 22. 2005 / 8:30AM, ESRX - Express Scripts, Inc. Merger & Acquisition Announcement

Lisa Gill - JPMorgan - Analyst

Just as a follow-up to that client retention aspect, did I hear you correctly that none of the members of management from Priority will be staying on after the transaction?

George Paz - Express Scripts - President & CEO

We never said that.

Lisa Gill - JPMorgan - Analyst

So maybe could you just walk us through what the plans are there? It sounds to me like you had said that Dom would be running the business. I’m just wondering how the former members of management from Priority will play a part.

George Paz - Express Scripts - President & CEO

Dom will be the head of our specialty business. We announced the deal last night, and I’m not sure that Steve, Dom, Ed or any of us have slept in the last few days. So I think the next step is to really sit down and talk through the integration process.

If you look back over the years as we bought Value, DPS, NPA, our business is not one of contraction. To the extent that we can keep high-quality key people, I think it adds to our ability to get management depth and to grow the business. Our growth rate has been quite exceptional in my opinion, and I think to the extent that we can keep the key parts of management we will do it. So that’s going to be our challenge over the next two to three to four months, is getting the integration team plans all ironed out.

Lisa Gill - JPMorgan - Analyst

Thanks for your comments.

Operator

Larry Marsh, Lehman Brothers.

Larry Marsh - Lehman Brothers - Analyst

Good morning, everyone. And it seems to me a logical extension of your specialty strategy. Obviously both companies based in Orlando. I guess, George, given the specific joint venture relationship with Aetna, which is they have an option to buy Priority’s 60% stake in the spring of ‘08, can you at least comment as to whether a change of control provision would trigger that option to be exercised early?

George Paz - Express Scripts - President & CEO

Larry, I would really prefer not to have this conversation, because obviously our job is to do the best we can to maintain our relationships and to work with Aetna. I’d rather be talking to them and trying to make sure that they are comfortable.

We have significantly improved our offering. And I think when you look at our relationship with Aetna, again I believe what we’re bringing to them is a much deeper, diverse company. And hopefully they will see that and value that and we will have a long-term lasting relationship with them. So I would really prefer not to get into a lot of the specifics around the client situation.

We have 16,000 clients, and they all have different provisions. And so I think we did a very good job of analyzing the impacts of any client provisions and taking that into consideration in the guidance we’ve given.

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FINAL TRANSCRIPT

Jul. 22. 2005 / 8:30AM, ESRX - Express Scripts, Inc. Merger & Acquisition Announcement

Larry Marsh - Lehman Brothers - Analyst

Fair enough. Just the guidance that you went through for ‘06 does not seem to include any expected cost savings. Is that because you don’t anticipate any, or is that just your view of being conservative?

Ed Stiften - Express Scripts - SVP & CFO

We do factor into our forecast both what you would call positive and negative synergies. And so the cost savings are in there and in that accretion forecast.

Larry Marsh - Lehman Brothers - Analyst

And are you giving us any more specificity, Ed, as to what you’re anticipating?

Ed Stiften - Express Scripts - SVP & CFO

It’s basically going to come in three areas. It will come in cross selling and up selling opportunities, much like with the CuraScript acquisition. That actually exceeded our expectations in the CuraScript acquisition. And we have a fair amount of history now of our acquisitions to estimate that. Secondly, a little bit of cost savings on purchasing. And then thirdly, some administrative savings or some cost savings related to public company duplication and so forth. So those would be the primary three areas with the revenues probably being the largest contributor (multiple speakers)

Larry Marsh - Lehman Brothers - Analyst

And are you quantifying how much that adds up to? And if not today, are you anticipating any forum in which you would quantify it?

Ed Stiften - Express Scripts - SVP & CFO

No, I think we will just speak to the consolidated impact of being accretive $0.03 to $0.04 and so forth.

Larry Marsh - Lehman Brothers - Analyst

Finally, are there any comments today as to whether there were any other interested parties, or will that be left to disclosure in the proxy?

George Paz - Express Scripts - President & CEO

I’d like to turn that question over to Steve.

Steve Cosler - Priority Healthcare - President & CEO

We had several inquiries along the way over the last 6 to 12 months. But you’re correct. All those type issues will really be addressed in the proxy and the transaction history.

Larry Marsh - Lehman Brothers - Analyst

And Steve, do you have any brief comments as to your view of the merger?

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FINAL TRANSCRIPT

Jul. 22. 2005 / 8:30AM, ESRX - Express Scripts, Inc. Merger & Acquisition Announcement

Steve Cosler - Priority Healthcare - President & CEO

Obviously we’re very excited about it, Larry. The combination makes all the sense in the world to us. We have long respected the capabilities and the things that Dom and the CuraScript team have built. We know each other well, being in the same town. And when you go through the list of positive synergies, if you will, the cross selling, the therapeutic areas that we bring to the table, the therapeutic areas that CuraScript brings to our portfolio and to our clients, the extreme breadth of managed care contracts that we will now have, which I think will be unsurpassed in the industry, the clinical capabilities that we will have together — one of the things that you’ve heard us talk about a lot over the last couple of years is what we call clinical critical mass and the ability to really have a handle on what’s happening clinically with these therapies and being able to build the data to be able to provide feedback and do comparisons is going to be unparalleled. So we’re very excited about this.

Larry Marsh - Lehman Brothers - Analyst

Let me stop there. Thank you.

Operator

Tom Gallucci, Merrill Lynch. Mr. Gallucci, your line is open. His question has been withdrawn. Christopher McFadden, Goldman Sachs.

Christopher McFadden - Goldman Sachs - Analyst

Two questions. Firstly, Steve or George, could I get you to expand on how you would expect the 1.4 billion or so of distribution sales within Priority’s business to fit into the Express Scripts/CuraScript business model on a go-forward basis? I’m interested more from kind of a strategy and a customer touch point perspective.

Secondly, Steve, could you comment on this valuation and this premium probably surprises some investors as being a bit more modest on both scores than would have anticipated given the numbers of programs and initiatives and things that you and the Company had been investing in and what seemed to be a very bright outlook for Priority Healthcare?

And then the related question, could you comment, at least directionally, on whether you remain comfortable both with your second quarter, as well as the 2005 earnings forecast that you have previously communicated to The Street?

George Paz - Express Scripts - President & CEO

Why don’t we start with the latter part first and let Steve, and then I’m going to have Dom address the business question.

Steve Cosler - Priority Healthcare - President & CEO

In terms of the price, if you look at it on a trailing and forward multiple basis, it’s very much in line with other transactions that have been announced in the space. In addition, if you look over the last four months or so, we’ve had about a 30% appreciation in our share price. So the Board was very comfortable with the fairness of the price for the business. They were very comfortable with the opportunities that the combination had for our customers and our employees. And so, again, we’re very excited about this combination.

In terms of second quarter and full year, I would not have any comment at this point on those numbers. We’ve got an earnings release for the second quarter at the end of next week, and we will be rolling those numbers out at that time.

Christopher McFadden - Goldman Sachs - Analyst

Steve, given your enthusiasm for the transaction and for the strategy of the combined Company, did you or the Board consider taking stock as opposed to cash as a way to participate in the future performance of the combined Company?

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FINAL TRANSCRIPT

Jul. 22. 2005 / 8:30AM, ESRX - Express Scripts, Inc. Merger & Acquisition Announcement

George Paz - Express Scripts - President & CEO

I’ll address that question. We approached the party with an all-cash offer of — I feel it’s a better leveraging of our earnings and gets us into a better capital structure. So that was the offer to them.

Christopher McFadden - Goldman Sachs - Analyst

Understood.

Dom Meffe - Express Scripts - CEO, CuraScript & SVP, Specialty Pharmacy

And you asked about the strategic fit of the distribution. If you look at the — the overreaching trend in the marketplace is the market is growing quickly and it is going to grow faster in the future. It’s expected to double in the next several years. And not all of that product growth is going to be administered through traditional pharmacy dispense. A lot of that still will be dispensed in a physician setting. So part of our overall job at Express Scripts is to organize and manage pieces of the supply chain to bring value to all the clients along that supply chain. So I think it’s a very logical step to step in right now here and take a large piece of the supply chain and help organize it to bring value to our clients.

Christopher McFadden - Goldman Sachs - Analyst

Would you view the transaction or the relationship, for example, that Priority recently struck with a Reliant Pharmaceuticals where they’re moving into an interesting sort of specialty distribution model, competing in some context with traditional drug wholesalers as a part of your specialty platform on a go-forward basis?

Dom Meffe - Express Scripts - CEO, CuraScript & SVP, Specialty Pharmacy

We do see that as a terrific fit. I think that falls in line with organizing elements of the supply chain. We think there are many steps from the factory of these products to the actual patient taking the medication, and we would like to step into that supply chain, help organize and manage it, bring some efficiency to it, and drive value to clients along the way.

Christopher McFadden - Goldman Sachs - Analyst

Very good. Thank you.

Operator

David Veal, Morgan Stanley.

David Veal - Morgan Stanley - Analyst

I just wonder in terms of the infrastructure if you could talk a little bit more in detail about how you might reduce overhead there. In particular, have you identified specific opportunities within individual disease states where there might be overlaps such as hepatitis and so on?

George Paz - Express Scripts - President & CEO

I’ll take part of this and I will have Dom do the specific disease state side. Again, just to circle back, for us we really believe that putting the Company’s together is not a contraction story. That doesn’t mean that there won’t be some opportunities in the administrative back office side. But as far as the ability to grow, we really need to harvest and get the best people. There will be some efficiencies gained and there will be some opportunities. But quite frankly, if you look at the growth we’ve experienced in specialty, we hope to continue to propel that growth. And to the extent that we dislodge key people, we hope that there’s great opportunities inside of the organization to redeploy them. Again, there will be some cost savings, as Ed spoke to earlier, but a lot of that is on the back office side. And quite frankly, we will continue to give guidance on this through our combined earnings guidance as we look forward.

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FINAL TRANSCRIPT

Jul. 22. 2005 / 8:30AM, ESRX - Express Scripts, Inc. Merger & Acquisition Announcement

Dom, would you like to talk?

Dom Meffe - Express Scripts - CEO, CuraScript & SVP, Specialty Pharmacy

Sure. There are some therapies where we have some overlap, and I will just list a couple of those — multiple sclerosis, hepatitis, rheumatoid arthritis, both the psoriasis and asthma therapies served by the new Genentech (ph) products and some of the oncology adjunctive therapies and human growth hormone. Those are some of the key therapies we certainly have overlap, but we don’t see that overlap as an area to drive cost savings. We actually see that overlap as a way of combining and identifying best practices out there. As Steve was mentioning clinical critical mass, we think we can combine both of our clinical expertise there and come out with best practices and do the right thing for the patient and really drive future market share.

David Veal - Morgan Stanley - Analyst

Fair enough. So it’s safe to say that in those disease states that will be more about securing the discounts that you talked about, whereas the scale will be more reducing a IT infrastructure, it sounds like.

George Paz - Express Scripts - President & CEO

Back office costs, yes, and growing scale and size, correct.

David Veal - Morgan Stanley - Analyst

Great. Thank you.

Operator

John Ransom, Raymond James.

John Ransom - Raymond James - Analyst

Good morning. First thing, you guys, I urge you to get some sleep this weakened. It sounds like it’s been a tough week.

I guess my question is more broader to the oncology side of the market. I guess on paper it looks like the single biggest opportunity, but right now it seems to be bottled up in this sort of these skinny pipe or this big blast distribution models from the wholesalers. And I guess with some of the new reimbursement things coming down the pike, is there any breaking of the ice around how managed care is thinking about oncology? And is there a way to use this low margin distribution asset in a more integrated way than it has been so far?

Dom Meffe - Express Scripts - CEO, CuraScript & SVP, Specialty Pharmacy

We think by combining the distribution piece with a specialty pharmacy piece is going to give us an opportunity to serve the Medicare marketplace in the future once it decides how that is going to work. But it gets us ahead whatever direction it goes. We think when payors accelerate their momentum to start manage this type of condition, I think we’re positioned perfectly. We believe it’s a very compelling value proposition to be able to combine the distribution side with the pharmacy side to go to payors when they start to manage this. They’ve been waiting and seeing and watching as Medicare implements its programs. We see that momentum picking up with their interest.

John Ransom - Raymond James - Analyst

I guess as a follow-up, are we even into — are even 5% of payor contracts yet paying for the drug to the administered separately and then paying the tox a (ph) administrative fee? Have we even managed to unbundle that at all on the managed care side in any meaningful way to this point?

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FINAL TRANSCRIPT

Jul. 22. 2005 / 8:30AM, ESRX - Express Scripts, Inc. Merger & Acquisition Announcement

Dom Meffe - Express Scripts - CEO, CuraScript & SVP, Specialty Pharmacy

Within the CuraScript product we actually do have a large portion of clients that are managed (indiscernible) with specialty pharmacy model, yes. And they’re taking both the chemo and the adjunctive therapies into the specialty pharmacy arena.

John Ransom - Raymond James - Analyst

Thanks.

Operator

Andy Speller, A.G. Edwards.

Andy Speller - A.G. Edwards - Analyst

Can you comment if there’s a breakup fee involved with the transaction?

George Paz - Express Scripts - President & CEO

For our transaction?

Andy Speller - A.G. Edwards - Analyst

Yes.

George Paz - Express Scripts - President & CEO

We will disclose all of that in our next filings.

Andy Speller - A.G. Edwards - Analyst

Okay thanks.

Operator

Ricky Goldwasser, UBS.

Ricky Goldwasser - UBS - Analyst

Could you tell us what percent of Priority Healthcare’s revenues are coming from (indiscernible)

George Paz - Express Scripts - President & CEO

I’m sorry, I couldn’t really understand the question.

Ricky Goldwasser - UBS - Analyst

What percent of Priority revenues are currently coming from Express (ph).

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FINAL TRANSCRIPT

Jul. 22. 2005 / 8:30AM, ESRX - Express Scripts, Inc. Merger & Acquisition Announcement

George Paz - Express Scripts - President & CEO

Not a very significant amount, a very small amount.

Ricky Goldwasser - UBS - Analyst

So is it less than 10%?

George Paz - Express Scripts - President & CEO

Oh yes, quite a bit.

Operator

Kemp Doliver, SG Cowen.

Kemp Doliver - SG Cowen - Analyst

Two related questions. One, what’s the interest rate you’re assuming on the bank line for your accretion-dilution assumptions? And then also, what are you assuming about in the amortization of any intangibles?

George Paz - Express Scripts - President & CEO

Ed, would you like to take that?

Ed Stiften - Express Scripts - SVP & CFO

I’m sorry, I missed the question.

George Paz - Express Scripts - President & CEO

The question was what is the interest rate assumptions and the accretion-dilution calculation, and what is the amortization period we assumed for the customer-based intangibles.

Ed Stiften - Express Scripts - SVP & CFO

On the interest rates, we won’t disclose that at this time. And then on the intangible amortization, it’s just consistent with our historical practices (indiscernible)

George Paz - Express Scripts - President & CEO

So we’re using comparable periods to that, which we use in CuraScript.

Ed Stiften - Express Scripts - SVP & CFO

Yes.

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FINAL TRANSCRIPT

Jul. 22. 2005 / 8:30AM, ESRX - Express Scripts, Inc. Merger & Acquisition Announcement

Kemp Doliver - SG Cowen - Analyst

How about a dollar amount of intangibles that you will amortize?

George Paz - Express Scripts - President & CEO

We are early on in this. Obviously we have to do the economic studies. So when we do a model, we, based on our history and our experience in doing prior acquisitions, we actually sit down and — I use the word guesstimate, but it’s fairly exacting — on what those numbers are. But before we disclose things we would really like to use the next couple of months as we’re waiting for closing to get in and model each of the clients and refine those numbers, and then put it forth to the opening balance sheet of the acquisition.

Kemp Doliver - SG Cowen - Analyst

Thank you.

Operator

John Kreger, William Blair.

John Kreger - William Blair - Analyst

Two questions. First, can you compare the two different first client mixes of Priority versus CuraScript?

And secondly, I know there’s been a lot of changes on the reimbursement front in the oncology area in terms of physician reimbursement. From a due diligence standpoint how did you get comfortable with that? Do you think we’re through most of those changes, or are you factoring in additional cuts in the future?

Dom Meffe - Express Scripts - CEO, CuraScript & SVP, Specialty Pharmacy

On the client mix side, we have a similar client mix on a payors side. We both sell our services to people who pay for healthcare costs out there, so the mix is somewhat similar. Ours are a little bit heavily weighted right now with Express Script clients obviously as we’ve been able to up sell that.

From a reimbursement side, the federal government has locked in that ASP plus 6 for the next several years. So we have dialed into our forecast what we know right now on how the federal government is going to reimburse that and how that affects physician prescribing and dispensing patterns out there.

John Kreger - William Blair - Analyst

Thanks Dom.

Operator

Matt Perry, Wachovia Securities.

Matt Perry - Wachovia Securities - Analyst

Most of my questions have been answered, but I do have one question. Given that it is a cash transaction, does that impact your plans or ability to buy back shares in the second half of ‘05 and into ‘06?

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FINAL TRANSCRIPT

Jul. 22. 2005 / 8:30AM, ESRX - Express Scripts, Inc. Merger & Acquisition Announcement

George Paz - Express Scripts - President & CEO

We obviously factored into consideration our cost of capital into our model, and we will disclose all of the covenants of our bank debt when we put out our next releases around this deal. So that will become clear. But obviously we’ve always been bullish on buying back our own stock, and so we’ve tried to give ourselves the ability to manage our capital structure in the most appropriate manner.

I think we will take one more question.

Operator

Michael Baker, Raymond James.

Michael Baker - Raymond James - Analyst

George, when you take a look at the different market segments that you cater to, which one in the near-term do you think will this enhance your competitive positioning?

George Paz - Express Scripts - President & CEO

That’s a very good question. When we originally bought CuraScript, we viewed that as a significant opportunity for us to go after the managed care marketplace in a much deeper fashion. And what really, I think, has been a very pleasant surprise to us is the large employer groups, and even the labor union business, that has really embraced getting their arms around this very significant component of the drug spend. So as we look out to the future, I think you will see that many, many companies as they are trying to wrestle with their healthcare costs rising at such an alarming rate, deploying our tools and our CuraScript specialty pharmacy to help them manage that. So that’s been a real nice addition for us.

At this point I’d like to again share with you my excitement for this acquisition. We are extremely excited about the opportunity to become the leading specialty pharmacy company in our industry. Both myself and my management team, again, will keep you updated on our progress towards our integration activities. We will keep you posted along the way. And we look forward to talking to you next week on our earnings call. So thank you very much for your participation and have a great weakened.

Operator

This concludes today’s conference call. You may disconnect at this time.

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FINAL TRANSCRIPT

Jul. 22. 2005 / 8:30AM, ESRX - Express Scripts, Inc. Merger & Acquisition Announcement

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Where to Find Additional Information

Priority plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its shareholders a Proxy Statement in connection with the proposed transaction. Investors are urged to carefully read the Proxy Statement and any other relevant documents filed with the SEC when they become available, because they will contain important information about Priority, Express Scripts and the proposed merger. The Proxy Statement will be mailed to the shareholders of Priority prior to the shareholder meeting. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement, when it becomes available, and other documents filed by Priority and Express Scripts with the SEC, at the Web site maintained by the SEC at www.sec.gov. These documents may also be accessed and downloaded for free from Priority’s Web site at www.priorityhealthcare.com, or copies may be obtained, without charge, by directing a request to Chief Financial Officer, Priority Healthcare Corporation, 250 Technology Park, Lake Mary, Florida 32746, (407) 804-6700. Copies of Express Scripts’ filings may be accessed and downloaded for free from Express Scripts’ Web site at www.expressscripts.com, or copies may be obtained, without charge, by directing a request to Investor Relations, Express Scripts, Inc., 13900 Riverport Dr., Maryland Heights, Missouri 63043, (314) 770-1666.

Participants in the Solicitation

Priority and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Priority in connection with the proposed transaction. Information regarding Priority’s directors and executive officers is contained in Priority’s proxy statement relating to its 2005 annual meeting of shareholders, which was filed with the SEC on April 8, 2005. Additional information regarding the interests of participants in the solicitation will be set forth in the Proxy Statement filed with the SEC in connection with the proposed transaction.